Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Orchard Supply Hardware Stores Corporation and subsidiaries (the “Company”) on Form S-8 of our report dated April 26, 2011 (December 8, 2011 as to Note 1), relating to the consolidated financial statements of the Company as of January 29, 2011 and January 30, 2010, and for each of the three years in the period ended January 29, 2011, and appearing in the Company’s prospectus filed on December 16, 2011 pursuant to Rule 424(b) under the Securities Act of 1933 relating to Registration Statement No. 333-175105 of the Company on Form S-1.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

January 6, 2012